FORTEM RESOURCES ENTERS AGREEMENT TO ACQUIRE A 100% WORKING INTEREST IN THREE OIL LEASES

October 1, 2018 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company”) is pleased to announce that the Company has entered into an asset purchase agreement (the “Agreement”) with a major Canadian oil and gas company to purchase a 100% working interest in three Oil Leases (the “Oil Leases”) covering a total of 20,719 hectares (51,200 acres) of heavy oil in north central Alberta (the “Transaction”).  The rights to the Oil Leases, cover heavy oil of 12-16 API located near the top of the Viking formation to the base of the Woodbend Group.

The acquisition of the Oil Leases compliments the Company’s existing land holdings of 12,800 acres directly adjacent to and to the south of the Oil Leases.  Upon completion of the Transaction, the Company will own over 62,000 acres of which 48,000 is contiguous land containing extensive heavy oil deposits within the main producing horizon, the Wabiskaw formation, along with a secondary horizon, namely the McMurray formation.

Mr. Marc Bruner, CEO of the company, stated: “we are pleased to enter into this agreement, which builds great relationships with major companies and enhances the size of one of our lucrative assets. We look forward to upcoming development.”

The Transaction

As consideration for the Oil Leases, the Company has agreed to pay a purchase price of $3,000,000 plus applicable GST (the “Purchase Price”), $200,000 of which was paid as an initial deposit upon the execution of the Agreement.  The closing of the Transaction is November 15, 2018 with an option to extend 60 days upon payment of an additional deposit of $100,000.  The Company anticipates that the transaction will constitute an Exempt Acquisition in accordance with the policies of the TSX Venture Exchange. The Agreement was entered into on September 26, 2018 but is effective as of August 1, 2018.

In addition to the Oil Leases, the Company will also obtain all rights, titles and interests to certain wells and facilities (as set out in the Agreement) located on the Oil Leases. The expire dates for the three Oil Leases are as follows;

September 29, 2028

January 26, 2029

March 09, 2029

The Oil Leases

Canadian Natural Resources Inc., has extensive development and production being realized from the Wabiskaw formation, approximately 15 kilometers east of the Oil Leases, producing in excess of 50,000 barrels of heavy crude oil from over 650 wells.  The Company has commenced the ‘consultation process’ with the the Alberta Energy Regulator (AER) and other Alberta government agencies, along with Bigstone Cree Nation, a First Nations band party to Treaty Eight and other interested stakeholders.  Accordingly, participation in the consultation process is a pre-requisite to commencing operations on the Oil Leases.  Assuming closing of the Transaction, the Company hopes to commence initial drilling and work in the first quarter of 2019, once the consultation process has been completed.

About Fortem Resources

Fortem Resources Inc. is a Nevada oil and gas corporation, which holds properties in Alberta and Utah. The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States. The Company is seeking North American & International expansion through an acquisition strategy. The shares of the Company’s common stock trade on the TSX Venture Exchange under symbol FTM and on the OTCQB under the symbol FTMR.

For further information about the Company, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Disclaimer Forward-Looking Statements

This news release contains forward-looking statements that involve various risks and uncertainties regarding future events. Such forward-looking statements are based on current expectations of management, involve a number of risks and uncertainties, and are not guarantees of future performance of the Company. Forward-looking statements in this release include: (i) the closing of the Agreement; (ii) consultation process with First Nations; and (iii) the commencement of initial drilling and work on the Oil Sand Leases within the Company’s estimated timeline. Although the Company believes that the expectations and assumptions on which such forward looking information is based are reasonable, undue reliance should not be placed on the forward looking information because the Company can give no assurance that they will prove to be correct. Forward looking statements contained in this press release are made as of the date of this press release. The Company disclaims any intent or obligation to update publically any forward looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from the those anticipated in such statements, important factors that could cause actual results to differ materially from the Company’s expectations include the inability to close the Agreement for any reason and the Company’s ability to commence drilling and work activities on the Oil Sand Leases. Discoveries of minerals on adjacent properties are not necessarily an indication of the ability to commercially exploit the Company’s oil sands interests or of a commercially exploitable deposit on the Oil Sand Leases. Accordingly, actual results may vary materially from those described in forward-looking statements. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The reader is cautioned that assumptions used in the preparation of any forward looking information may prove to be incorrect.